Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2020 Earnings Results Conference Call – November 10, 2020 4:30PM

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s third quarter 2020 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your touch tone telephone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome.  Thank you for joining us today to discuss our third quarter 2020 financial results.  With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer.  Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.  For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin and adjusted EBITDA.  Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the earnings press release issued earlier today.  In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo, and good afternoon to those joining us today to discuss our third quarter 2020 results.  We sincerely hope that you and your loved ones are safe and healthy during this time.  We are pleased to report today another strong quarter during an incredibly challenging time.  These strong results demonstrate the applicability of our technology and solutions across diverse markets and industries, as well as the need of organizations to integrate our solutions to enable their workflow and better data-driven decisioning. The momentum we experienced exiting the second quarter continued throughout the third quarter, generating a 31% sequential increase in revenue to $9.3 million and a 130% sequential increase in adjusted EBITDA to a record $2.1 million. Further, the third quarter proved to be one of our best quarters to date with record platform revenue of $9.0 million driving record adjusted gross margin of 71%.

Given the current state of the pandemic, I would like to take a moment to reflect on the path we have travelled since the start of the crisis. In the second quarter, businesses faced unprecedented challenges to their survival as a result of pandemic-related events, including a government mandated stay-at-home order, which created significant uncertainty.  These impacts caused many customers to retract, causing certain parts of our business, such as our collections vertical, to experience reduced transactional volume.

As a reminder, we cited in our last earnings call that in the face of these challenges, we maintained our long-term view and implemented a multi-prong strategy, including, among other things, assisting our customers, focusing on the health and well-being of our team members, gaining market share, and the continued advancement of our technology and solutions.

At the onset of the crisis, we committed to what we termed our “partnership approach” to assisting our customers through the economic downturn.  We knew that ensuring the survival and health of our customers’ businesses would in turn ensure the future health of our business.  We worked with customers in a variety of ways, strengthening the enduring relationships that we have built over time.  What became obvious to most businesses is that to survive the downturn, one must adapt to the current circumstance.  As part of the adaptation process, we worked with our customers to understand their objectives and needs, and we demonstrated the utility and efficiency of our products and solutions, especially given the competitive advantage of our cloud-native platform.  This exercise proved to be fruitful as our customers appreciated the goodwill and they were able to fine-tune their processes for better outcomes.  Their reliance on our solutions is evidenced by the increase in our base revenue from existing customers to $5.8 million, 15% sequentially, and growth revenue from existing customers to $2.7 million, 151% sequentially.  We are very proud of these metrics as, put simply, they show that customers prefer our solutions and are finding ways to utilize them more.

Turning now to our team, I want to thank each and every one of them as their execution against our planned strategy laid the groundwork for the acceleration of the business that we are experiencing.  Today, most of our Seattle team members are working remotely as are a handful of personnel in our South Florida offices.  The rest of the team is working in office and has been since June.  With the significant precautions that we implemented prior to our return to office, we have managed to safely adapt while facilitating a highly productive in-office work environment.  While we continue to monitor business conditions given the unpredictable environment sustained by the continued spread of the virus, we are actively recruiting for various growth positions across the organization, including in the areas of product development, sales, and infrastructure to solidify various teams as we drive the expansion of our business.

Another facet of our strategy was to use the crisis as an opportunity to increase our market share.  We posited early on that in order to cope with the economic downturn, businesses would seek to cut costs immediately and identify greater efficiencies to implement into their workflow to offset the negative financial impacts to their business.  We focused on these prospects who, as a result of the downturn, exhibited a greater propensity to entertain switching providers.  We made great strides in this area adding over 380 customers to idiCORE in the quarter. This metric has always been a leading indicator of increasing revenues over the next six to nine months.  And we believe the impact of the crisis on customers’ psyches resulting in heightened focus on cost efficiencies will be long-lasting and will provide a tailwind to providers of solutions who address that need, as we do.

Finally, I would like to speak to the continued advancement of our technology and solutions.  Through innovation and our customer-centric view, we maintain that we have developed the leading cloud-native technology platform in our industry. 2020 has rapidly accelerated the digital transformation and has challenged organizations to increasingly move to cloud-based solutions. Our platform, CORE, addresses these challenges as we are delivering essential products and solutions to a multitude of organizations.  We provide our customers the speed, usability, throughput, accuracy and scalability that we believe to be superior to that of our larger competition.  We have a robust roadmap of new technologies, enhancements, functionality and products and solutions that will drive our business near- and long-term.  And given the substantial inroads we are making with new customers, combined with the recovery of existing customers and pent-up demand, we are well positioned for the remainder of the year and throughout 2021.

Data is the lifeblood of this digital transformation.  But not just volume of data, as too much data creates noise and inefficiency.  Too much data creates fragmentation and the inability to glean actionable insight.  Our mission is to continue developing and commercializing customer-centric solutions that solve for the data fragmentation problem, no matter the customer or the use case.  Our goal is to ensure the applicability of our solutions across as many industries and transactions as possible, to increase organizations’ output and efficiency.  We are very early in this mission and are well positioned for the future.

With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon.  During what has been a very unique and challenging time, I could not be more pleased with the productivity, professionalism and focus of the entire red violet team.  Combine that with the strength and resilience our business model continues to show, and the result was a great third quarter. As customers adapted and became more efficient transacting in the Covid environment, our transaction volume returned to pre-Covid levels by the end of the third quarter.  With the exception of collection customer volume, we saw significant improvements across the markets we serve.  These improvements were evident in our growth revenue from existing customers that grew at a record pace in both percentage and dollars, both sequentially and year over year.  We continue to see that as customers adopt our solutions, their business relies and thrives on our platform. As a result, the third quarter proved to be one of our best quarters to date, with record platform revenue that was leveraged down the P&L leading to record adjusted gross margin of 71% and record adjusted EBITDA of $2.1 million. We remain confident in our ability to navigate these challenging times and remain focused on leveraging opportunities. With that, I’m excited to discuss our third quarter results.  For clarity, all the comparisons I will discuss today will be against the third quarter of 2019, unless noted otherwise.

Total revenue was $9.3 million, a 12% increase over prior year. Platform revenue grew 27% to $9.0 million, representing 97% of our total revenue.  With the exception of our collections vertical, and specifically within our services revenue, we saw a nice recovery in transaction volume across the board, including some pent-up demand as businesses adapted and became more efficient operating in the Covid environment. With 97% of revenue coming from platform, we generated extremely healthy margins that flowed through the P&L, generating $2.1 million in adjusted EBITDA, an 84% increase.

We continue to see a slower recovery in our collections vertical resulting from temporary government-imposed moratoria, forbearance programs and government stimulus.  This was felt the most in our services revenue. Services revenue was $0.3 million for the quarter, a 74% decrease over prior year.  We expect to see recovery in services revenue in early 2021 with strong tailwinds developing throughout the year as the moratoria are lifted, and the forbearance programs and stimulus subside.

Continuing through the details of our P&L, as mentioned, revenue was $9.3 million for the third quarter, consisting of revenue from new customers of $0.7 million, base revenue from existing customers of $5.8 million and growth revenue from existing customers of $2.7 million. Our idiCORE billable customer base grew by over 380 customers during the period to 5,758 customers.  FOREWARN added over 4,000 users during the quarter. Our contractual revenue was 68% for the quarter, led by a strong 116% increase in growth revenue from existing customers. Our revenue attrition percentage was 10%, compared to 6% in prior year. This increase was primarily the result of pandemic related customer concessions we provided and transactional customers who temporarily paused volume during the second and third quarter.  Sequentially, revenue attrition improved by 1-percentage point. Because revenue attrition is calculated on a trailing twelve-month basis, we expect to see continued improvement sequentially over the next several quarters.

Moving on from our revenue metrics and down the P&L, our cost of revenue decreased $0.4 million or 13% to $2.7 million.  This $0.4 million decrease was a result of a decrease in third-party servicer costs associated with our services revenue, partially offset by an increase in data acquisition costs.  Adjusted gross profit increased 28% to $6.6 million, producing an adjusted gross margin of 71%, a 9-percentage point increase over third quarter 2019.

Sales and marketing expenses increased $0.3 million or 15% to $2.2 million for the quarter.  The increase was due primarily to an increase in employee salaries and benefits.  The $2.2 million of sales and marketing expense for the quarter consisted primarily of $1.3 million in employee salaries and benefits and $0.5 million in sales commissions.

General and administrative expenses increased $0.6 million or 19% to $4.1 million for the quarter. This increase was primarily the result of a $0.4 million increase in share-based compensation expense.  The $4.3 million in general and administrative expenses for the quarter consisted primarily of $1.7 million of non-cash share-based compensation expense, $1.2 million of employee salaries and benefits and $0.8 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.4 million or 49% to $1.1 million for the quarter.  This increase was primarily the result of the amortization of internally developed software.

Net loss narrowed $0.1 million or 7% to $0.9 million for the quarter.

We reported a loss of 8 cents per share for the quarter based on a weighted average share count of 12.1 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $12.4 million at September 30, 2020, compared to $11.8 million at December 31, 2019.  Current assets remained consistent at $16.0 million and current liabilities were $4.7 million compared to $4.3 million.

We generated $4.7 million in cash from operating activities for the nine months ended September 30, 2020, compared to generating $0.4 million in cash from operating activities for the same period in 2019.

Internally, we track our operational cash earn versus burn on a monthly basis by calculating adjusted EBITDA and subtracting the cash we use for the development of internal use software and other capital expenses, both found on our statement of cash flows.  Based on this earn/burn analysis, we earned $0.8 million in cash for the third quarter 2020, compared to burning $0.4 million for the third quarter 2019.

Cash used in investing activities was $4.4 million for the nine months ended September 30, 2020, mainly the result of $4.3 million used for software developed for internal use.

Cash provided by financing activities was $0.3 million for the nine months ended September 30, 2020, resulting from the net proceeds of $2.2 million from the Cares Act Loan, less $1.8 million of cash used for the taxes on the net settlement of approximately 122,000 shares of restricted stock units.

In closing, I’m extremely pleased with how well we performed across the board in the third quarter. And although the fourth quarter historically presents some seasonal headwinds from our transactional customers in the form of less business days, the fourth quarter is off to a great start and we are excited to close out the year strong.

With that, our operator will now open the line for Q&A.

Operator

(Operator Instructions) And our first question will come from Pamela Carter from Carter Management.

Pamela Carter, Carter Management

Hi, yes, so it looks like you had some really strong growth in revenue from existing customers as well as decent growth from existing customer base revenue. However, the revenue from new customers was down over prior year. Can you explain why that is? And if there is any concern there?

Dan MacLachlan

Yes. Hi, Pamela. Thank you for the question. This is Dan. Yes, so as I discussed in my commentary earlier, our gross revenue from existing customers was very strong, both sequentially and over prior year. This is a healthy sign for the business as it tells us customers who have been with us longer than six months continue to grow their volumes. It tells us that our customers continue to rely on our solutions, both in their everyday workflow and as a means to help drive their business as they get back to business.

As for the new customer revenue, we are very pleased with how the numbers are trending. What we're really seeing in this metric for the third quarter is really a result of the second quarter COVID trough where we saw fewer billable customers added, resulting in less revenue generated from new customers in the third quarter. Looking at the onboarding of over 380 billable customers in the third quarter, which is at a higher onboarding rate than our 2019 average, it really tells a story and provides a very healthy leading indicator of future revenue. So, we continue to see customers who adopt our solutions grow in scale and volume over time, combining that with our low attrition rates and where -- we are very confident in the overall makeup of our revenue, and so we're confident today in how and where that revenue is growing and how it is trending.

Pamela Carter, Carter Management

Thank you.

Dan MacLachlan

Alright, thanks.

Operator

(Operator Instructions) And our next question comes from Scott Billeadeau from Walrus Partners.

Scott A. Billeadeau Walrus Partners, LLC - Principal & Portfolio Manager

Hi guys, good quarter. Thanks for taking my question.  It's just kind of more of a technical one in terms of your internalized software and depreciation. And kind of where are you -- that grew significantly in terms of what you're capitalizing. Kind of where is the run rate to expect? And maybe give us a little update on what the trend of that will be.

Dan MacLachlan

Yes, sure. So the last few years, we've been running about $6 million a year in capitalization of internally developed software. We've added additional resources and product development. But over time, some of that development goes towards kind of the maintaining, if you will, the system and so you don't really capitalize that.  So from a trending indicator standpoint, you'll probably see, over the next year or two, very similar capitalization of about $6 million. But as a result of kind of overall revenue and overall time, it's actually decreasing. But on a dollar-for-dollar basis, it will trend around $6 million yearly over the next probably one or two years.

Scott A. Billeadeau Walrus Partners, LLC - Principal & Portfolio Manager

Yes. So you'll start to get some -- you -- with a 40% increase, you're kind of at where the number will be. So incrementally from here, you'll be able to leverage that number?

Derek Dubner

Correct.

Dan MacLachlan

Correct. And that is the unique fixed cost structure, if you will, of the model that provides us so much leverage.

Scott A. Billeadeau Walrus Partners, LLC - Principal & Portfolio Manager

Got it, that’s all I had.  Appreciate it, great quarter.

Operator

And I am showing no further questions from our phone lines. I'd now like to turn the conference back over to Derek Dubner for any closing remarks.

Derek Dubner

Thank you.  Hopefully, as you can see from our results today and the progress we made this year, notwithstanding this rather unique environment that we are all in, that we have built leading-edge technology and products and solutions that are essential to the success of many organizations.  With the secular tailwind of the digital transformation in place for many years to come, we expect that organizations are going to increasingly demand efficient solutions, and there will be an increase in demand for fraud prevention, identity verification, general risk mitigation and consumer modeling.  We have and continue to position ourselves to be the go-to provider for these solutions.  I am very optimistic about our future and I look forward to updating you on our progress on our next quarterly call.  I want to thank our team members again, as well as our customers and those on the call today supporting us.  It is much appreciated.  Thank you and good afternoon.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for your participation. You may now disconnect.